UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 14, 2016 (October 13, 2016)

AMC Networks Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-35106	27-5403694
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

11 Penn Plaza, New York, NY		10001
(Address of principal executive offices)		(Zip Code)
(212) 324-8500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment
of Certain Officers; Compensatory Arrangements of Certain Officers.
Employment Agreement with Edward A. Carroll, Chief Operating Officer
On October 13, 2016, AMC Networks Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with Edward A. Carroll, which provides for Mr. Carroll’s employment as the Chief Operating Officer of the Company through December 31, 2021 (the “Scheduled Expiration Date”).
The Employment Agreement provides for a minimum annual base salary, effective as of March 1, 2016, of $1,600,000 and, effective as of September 1, 2016, of $1,700,000, subject to annual review and potential increase in the discretion of the Compensation Committee of the Board of Directors of the Company (the “Committee”). Mr. Carroll is also eligible to participate in the Company’s discretionary annual bonus program with an annual target bonus opportunity equal to not less than 175% of his annual base salary. The decision of whether to pay a bonus, and the amount of that bonus, if any, is made by the Committee in its discretion. Mr. Carroll is also eligible to participate in the equity and other long-term incentive programs that are made available to similarly situated executives at the Company. For 2016, pursuant to his employment agreement, Mr. Carroll received an additional grant of long-term equity awards with an aggregate target value of $150,000. Beginning in calendar year 2017, it is expected that Mr. Carroll will receive annually one or more long-term cash and/or equity awards with an aggregate target value of at least $3,400,000, as determined by the Committee in its discretion. Any such awards would be subject to actual grant to Mr. Carroll by the Committee, would be pursuant to the applicable plan document and would be subject to terms and conditions established by the Committee in its discretion. In connection with entering into the Employment Agreement, Mr. Carroll received a one-time award of restricted stock units with a target value of $12,500,000 (the “Special Equity Award”), which vests, subject to continued employment and achievement of the applicable performance criteria, on December 31, 2021. Notwithstanding the foregoing, the Special Equity Award will vest (i) on a change in control (as defined in the award agreement) of the Company or (ii) subject to achievement of the applicable performance criteria and Mr. Carroll’s execution of a separation agreement (as described below), on Mr. Carroll’s termination of employment without Cause or for Good Reason (as those terms are defined in the Employment Agreement) or due to Mr. Carroll’s death or disability. Mr. Carroll remains eligible for the Company’s standard benefit programs subject to meeting the relevant eligibility requirements, payment of required premiums and the terms of the plans. The Committee will review Mr. Carroll’s compensation package annually and may, in its sole discretion, increase Mr. Carroll’s compensation as a result of such review.
If, prior to the Scheduled Expiration Date, Mr. Carroll’s employment with the Company is terminated (i) by the Company (other than for Cause) or (ii) by Mr. Carroll for Good Reason (other than if Cause then exists) then, subject to Mr. Carroll’s execution of a separation agreement (including, without limitation, non-compete (limited to one year), non-disparagement, non-solicitation, confidentiality, and further cooperation obligations and restrictions on Mr. Carroll as well as a general release by Mr. Carroll of the Company and its affiliates) the Company will provide Mr. Carroll with the following benefits and rights:

a)
a severance payment in an amount determined at the discretion of the Committee, but in no event less than two times the sum of Mr. Carroll’s annual base salary and annual target bonus as in effect at the time of termination of employment;

b)
a prorated bonus for the year in which the termination occurred, payable at the same time as such bonuses are paid to similarly situated employees and based on his then current annual target bonus as well as the Company and his business unit performance as determined by the Committee in its discretion, but without adjustment for his individual performance, plus any unpaid annual bonus for the year prior to the year in which the termination occurred;

c)
each of Mr. Carroll’s outstanding long-term cash incentive awards and performance-based restricted stock units (“PRSUs”) shall immediately vest in full and be payable at the same time as such awards are paid to active employees of the Company and the payment amount of such awards shall be to the same extent that other similarly situated active employees receive payment as determined by the Committee (subject to the satisfaction of any applicable performance criteria);

d)	each of Mr. Carroll’s outstanding restricted stock or restricted stock unit awards granted under plans of the Company (other than the Special Equity Award) will continue to vest in accordance with their original vesting schedule and payments or deliveries will be made to him on the original vesting date; and

e)
each of Mr. Carroll’s stock outstanding stock options and stock appreciation awards under plans of the Company, if any, will continue to vest in accordance with their original vesting schedule and he will have the right to exercise each of such options and awards for the remainder of the term of such option or award.

If, on or prior to the Scheduled Expiration Date, Mr. Carroll ceases to be an employee of the Company as a result of his death or physical or mental disability, and at the time Cause does not exist then, subject to Mr. Carroll’s execution of a separation agreement (other than in the case of death), the Company will provide Mr. Carroll (or his estate or beneficiary) with the benefits and rights set forth in clauses (b), (d) and (e) above and each of his outstanding long-term cash incentive awards and PRSU awards, as the case may be, granted under plans of the Company will immediately vest in full, whether or not subject to performance criteria, and will be payable on the 90th day after termination of his employment, provided that, if any such award is subject to any performance criteria, (i) if the measurement period for such performance criteria has not yet been fully completed, then the payment amount shall be at the target amount for such award and (ii) if the measurement period for such performance criteria has already been fully completed, then the payment of such award shall be at the same time and to the extent that other similarly situated executives receive payment as determined by the Committee (subject to satisfaction of the applicable performance criteria).
If, after the Scheduled Expiration Date, Mr. Carroll’s employment with the Company is terminated (i) by the Company, (ii) by Mr. Carroll for Good Reason, (iii) by Mr. Carroll without Good Reason (with at least six months’ advance written notice of such termination) or (iv) as a result of Mr. Carroll’s death or disability, and at the time of any such termination Cause does not exist, then, subject to Mr. Carroll’s execution of a separation agreement (other than in the case of death), the Company will provide Mr. Carroll (or his estate or beneficiary) with the benefits and rights set forth in clauses (b) through (e) above.
Notwithstanding any provision contained in the Agreement to the contrary, any more favorable provisions of Mr. Carroll’s cash incentive, PRSU, restricted stock, restricted stock unit, stock option or stock appreciation right award agreements will apply to the treatment of such awards in the event of a “going private transaction” (as defined in the award agreements), a “change of control” (as defined in the award agreements) or Mr. Carroll’s death.
The employment agreement also contains certain covenants by Mr. Carroll including a noncompetition agreement that restricts Mr. Carroll’s ability to engage in competitive activities until the first anniversary of the termination of his employment with the Company.
If any payment due under the Employment Agreement would result in the imposition of an excise tax under Section 4999 of the Internal Revenue Code, the Company will instead pay Mr. Carroll either (a) the amount of that payment or (b) the maximum amount that could be paid to Mr. Carroll without the imposition of the excise tax, depending on whichever amount results in Mr. Carroll receiving the greater amount of after-tax proceeds.
The above description is qualified in its entirety by reference to the Employment Agreement and the Restricted Stock Units Agreement for the Special Equity Award, which are attached as Exhibit 10.1 and 10.2, respectively, and incorporated into this Item 5.02 by reference.

Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits.
10.1    Employment Agreement, dated October 13, 2016, between AMC Networks Inc. and
Edward A. Carroll.

10.2    Restricted Stock Units Agreement dated October 13, 2016, between AMC Networks, Inc.
and Edward A. Carroll.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMC Networks Inc. (Registrant)

Dated:	October 14, 2016	By:		/s/ Anne G. Kelly
			Name:	Anne G. Kelly
			Title:	Senior Vice President and Secretary

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